Exhibit 12.1

FORM OF TAX OPINION

[_________], 2026

Federated Hermes MDT Series
4000 Ericsson Drive
Warrendale, PA 15806-7561

Ultimus Managers Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Telephone No: 1-888-422-2654

Re: Reorganization of a Series of a Massachusetts Business Trust and a Series of an Ohio Business Trust

Ladies and Gentlemen:

Federated Hermes MDT Series, a Massachusetts business trust (the “Acquiring Fund Trust”), on behalf of its segregated portfolio of assets (“series”) listed under the heading “Acquiring Fund” on Schedule A attached hereto (“Schedule A”) (the “Acquiring Fund”), and Ultimus Managers Trust, an Ohio business trust (the “Acquired Fund Trust”), on behalf of its series listed under the heading “Acquired Fund” on Schedule A (the “Acquired Fund”),1 have requested our opinion as to certain federal income tax consequences of the acquisition of the Acquired Fund by the Acquiring Fund, pursuant to an Agreement and Plan of Reorganization between them made as of [_________], 2026 (the “Reorganization Agreement”).2 The Reorganization Agreement contemplates the Acquired Fund’s transferring all or substantially all its assets to the Acquiring Fund in exchange solely for shares in the Acquiring Fund, followed by the Acquired Fund’s distribution of those shares pro rata to its shareholders in liquidation thereof (all the foregoing transactions involving the Acquired Fund and the Acquiring Fund being referred to herein individually as a “Reorganization”).

In rendering this opinion, we have examined (1) the Reorganization Agreement and (2) the Proxy Statement/Prospectus dated [_________], 2026, regarding the Reorganization (“Proxy Statement”) (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Reorganization Agreement and on the statements and representations of officers and other representatives of the Funds (each, a “Representation” and collectively the “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

With respect to the Reorganization and the Funds participating therein and the shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Closing Date and the Reorganization’s being consummated in accordance with the Reorganization Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)               The Reorganization as set forth in the Reorganization Agreement will constitute a “reorganization” within the meaning of Section 368(a)3, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b).

(2)               No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares.

(3)               No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund’s assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their Acquired Fund Shares.

(4)               No gain or loss will be recognized by any Acquired Fund Shareholder upon the exchange of its Acquired Fund Shares for Acquiring Fund Shares.

(5)               The aggregate tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by such Acquired Fund Shareholder immediately prior to the Reorganization. The holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held by such shareholder, provided the Acquired Fund Shares are held as capital assets at the time of the Reorganization.

(6)               The tax basis of the Acquired Fund’s assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization. The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

(7)               The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 and the Regulations thereunder.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Funds participating therein or the shareholders thereof with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof under a mark-to-market system of accounting).

Our opinion regarding the Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies with respect to the Reorganization only to the extent each Fund participating therein is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for information and use of the addressees, the Funds and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

SCHEDULE A

ACQUIRED FUND (a series of Ultimus Managers Trust)	ACQUIRING FUND (a series of Federated Hermes MDT Series)
HVIA Equity Fund	Federated Hermes MDT All Cap Core Fund

1 The Acquiring Fund and Acquired Fund are sometimes each referred to herein as a “Fund.”

2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Reorganization Agreement.

3 “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).